EXHIBIT 2(l)(2)

                                   [R&G Draft]


                                 April __, 1997



Putnam Municipal Opportunities Trust
One Post Office Square
Boston, MA  02109

Ladies and Gentlemen:

     This opinion is rendered to you in connection with the Registration Statement on Form N-2, as amended through the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, both as amended, for the registration by Putnam Municipal Opportunities Trust (the "Trust") of 1,620 shares of Series B and 1,620 shares of Series C of its Remarketed Preferred Shares, liquidation preference $25,000 per share plus accumulated and unpaid dividends ("RP"). The shares of RP are being offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter" or "Merrill Lynch"). Merrill Lynch will serve as the remarketing agent (the "Remarketing Agent") for the shares of RP. We have acted as counsel to the Trust in connection with the issuance and sale of the shares of RP.

     This opinion is based upon the following representations made to us by the
Trust:

     o The Trust will not take any position, and the Trust has no reason to believe that holders of shares of RP will take any position, that is inconsistent with the treatment either of shares of RP as equity or of distributions out of earnings and profits with respect to shares of RP as dividends (other than distributions upon liquidation of the Trust and certain distributions in redemption of shares of RP) for any and all tax, financial accounting, regulatory, or other purposes.

    o The Trust has no present plan or intention to redeem or purchase shares of RP. Although in certain circumstances in the future (such as, for example, in the case of certain changes in the relative levels of long-term and short-term interest rates) the Trust may redeem or purchase shares of RP, the Trust does not, based on information currently available to it, expect that circumstances will arise that will require it, either as a legal or an economic matter, to redeem or purchase shares of RP.

Putnam Municipal                         -2-                      April __, 1997
Opportunities Trust


     o There is no express or implied agreement between the Trust and any holder(s) of shares of RP that the Trust will guarantee or otherwise arrange to ensure that such holder(s) of shares of RP will be able to sell its (their) shares of RP.

     o There is no express or implied agreement, between the Trust and the Remarketing Agent or between the Trust and any other party, that the Remarketing Agent or such other party will guarantee or otherwise arrange to ensure that any holder(s) of shares of RP will be able to sell its (their) shares of RP.

    o The Trust is not aware that there is any agreement, either express or implied, between any holder(s) of shares of RP and the Remarketing Agent that the Remarketing Agent will guarantee or otherwise arrange to ensure that such holder(s) of shares of RP will be able to sell its (their) shares of RP. In addition, the Trust is not aware of any arrangement, either express or implied, between any holder(s) of shares of RP and any party other than the Trust or the Remarketing Agent pursuant to which such other party will guarantee or otherwise arrange to ensure that such holder(s) of shares of RP will be able to sell its (their) shares of RP.

     o The Trust has no reason to believe that, if during any Remarketing it appeared that the Remarketing Agent would be unable to sell all of the shares of RP tendered to it in such Remarketing absent the purchase of shares of RP by the Trust and/or the Remarketing Agent, the Trust and/or the Remarketing Agent would necessarily purchase a number of shares of RP sufficient to ensure that all shares of RP tendered in that Remarketing would be sold in such Remarketing.

    o The Trust has no reason to believe that, in the event that the Applicable Dividend Rate is at any time either the Maximum Dividend Rate or the Non- Payment Period Rate, (i) the Trust will necessarily be required, either as a legal or economic matter, to redeem or purchase shares of RP or (ii) the Remarketing Agent will be required, either as a legal or economic matter, to purchase shares of RP. Moreover, the holders of shares of RP have not received, and will not receive, any guarantee from the Trust that they ultimately will be able to sell their shares for a price equal to the liquidation value of such shares.

     Based on our examination of the Registration Statement and the Trust's Bylaws and Agreement and Declaration of Trust, as well as all other exhibits to the Registration Statement, each of which we have assumed to be true and complete, on the representations stated above,(1) on the results of inquiries into other facts and circumstances deemed relevant by us, on our assumption that all documents examined by us are true and complete, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic and were, to the extent required, duly executed, and that all statements set forth in such documents are accurate, on the assumption that the Trust will be operated in accordance with the documents reviewed by us and representations received by us, and on the Internal Revenue Code of 1986, as amended, regulations thereunder, Internal Revenue Service rulings and pronouncements, court decisions and other applicable law as of the date hereof, we are of the opinion that for Federal income tax purposes the shares of RP will constitute equity in the Trust.

     All terms not otherwise defined in this letter have the same meaning as in the prospectus that is part of the Registration Statement.


                                                     Very truly yours,



                                                     Ropes & Gray

SAJ/JLY/njg:CYCOPIN1.PF


--------------

     (1) Our opinion assumes the truth of all representations made. To the extent any such representations are inaccurate, the Trust's Bylaws will control in determining the rights and obligations of the Trust and its shareholders, but the inaccuracy will affect your ability to rely on our opinion.

                                   [R&G Draft]


                                                     April ___, 1997


Putnam Municipal Opportunities Trust
One Post Office Square
Boston, MA  02109

Ladies and Gentlemen:

     This opinion is rendered to you in connection with the Registration Statement on Form N-2, as amended through the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940, both as amended, for the registration by Putnam Municipal Opportunities Trust (the "Trust") of 1620 shares of Series B and 1620 shares of Series C of its Remarketed Preferred Shares, liquidation preference $25,000 per share plus accumulated and unpaid dividends (collectively, "RP").(1) The shares of RP are being offered through Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter" or Merrill Lynch"). Merrill Lynch will serve as the remarketing agent (the "Remarketing Agent") for the shares of RP. We have acted as counsel to the Trust in connection with the issuance and sale of the shares of RP. In rendering this opinion, we have assumed that the shares of RP constitute equity for federal income tax purposes, which issue is covered in our separate opinion of even date herewith.

Facts
-----

     We have examined the Prospectus and Bylaws and other documents contained in the Registration Statement as they relate to the rights of the three series of RP. The salient features of the shares of RP, as they pertain to the issue of whether dividends paid with respect to each series of RP will qualify for the dividends-paid deduction, are discussed below. Capitalized terms not defined herein have the meanings assigned in the Registration Statement.

     Each series of RP will have customary preferred share terms, consistent with the requirements imposed by the 1940 Act. Each series of RP will have preference over the common shares in respect of dividend payments and payments in the event of the Trust's liquidation. Each series of RP will be limited in its ability to share in the increase, if any, in the value of the Trust's assets, because each share will be entitled only to dividends at the rates determined pursuant

--------

   (1) The Trust has outstanding 16,157,097 shares of common stock traded on the New York Stock Exchange under the symbol "PMO," and 800 shares of Remarketed Preferred Shares, Series A (together with the RP, the "Preferred Shares"), liquidation preference $50,000 per share, which were issued on August 3, 1993.

4125889.05

Putnam Municipal                        -2-                     April __, 1997
Opportunities Trust


to the remarketing procedure described in the Registration Statement and a liquidation preference equal to the initial sales price of the share plus all accrued and unpaid dividends.(2)

     The Trust has represented to us that there is a business purpose for having three different series of RP. Specifically, the Underwriters believe that markets currently exist for both shares of RP with a short Dividend Period (e.g. 7 days) and shares of RP with a somewhat longer Dividend Period (e.g. 28 days). The Trust believes that by selling shares in both such markets, it can take advantage of the different markets of investors that might be interested in investments with a yield based on rates determined by reference to both a 7- and a 28-day period. Also, the Trust believes that by selling two series of RP with a Dividend Period of 7 days, it can take advantage of the demand for such shares without saturating the existing market of interested investors and/or causing the dividend rates for such shares to be higher than they would be if they were to be marketed as two separate series. In the future, because the Trust will have three series of RP and because the Trust will be able to specify the length of the Dividend Period for each series prior to each Remarketing for such series, the Trust will be able to respond to changes in the relative rates payable on preferred stocks of various maturities, and thus continue to manage its cost of leverage, by altering the lengths of the Dividend Periods of its three series of RP.

     The three different series of RP will vary in a number of material respects. First, the dividends payable to shareholders of one series generally will be based on markets different from those of the other series. More specifically, at least initially, the Dividend Periods for two of the three series will be of different lengths. The Initial Dividend Period for Series A RP is 28 days, while the Initial Dividend Period for Series B and Series C RP will be 7 days. Also, Series B and Series C RP will initially be offered on different days. Thereafter, it is possible that from time to time the Dividend Period for Series B and/or Series C RP will be of a length equal to that for Series A RP. However, the Trust has represented that in circumstances in which the next Remarketing Date for Series A RP will be the same as the next Remarketing Date for each of either Series B or Series C RP, the Trust will not permit the Dividend Periods for the two series of RP to be of the same length except in circumstances in which such Dividend Periods for the two series are both 28 days in length solely because the Dividend Period for one or both series either (i) commences during a Non-Payment Period or (ii) is a Dividend Period for which the Applicable Dividend Rate is the Maximum Dividend Rate. The Trust has further represented that the Dividend Periods for each of Series A, Series B and Series C RP will never be co-extensive unless the Trust has received a tax opinion that having such co-extensive periods will not affect this tax opinion. Thus, the Applicable Dividend Rates for Series A, B and C RP generally will be set for Dividend Periods of different lengths and/or will be determined at

--------

     (2) In certain circumstances, the Board of Trustees in consultation with the Remarketing Agent may also provide in its discretion for a call premium to be paid upon the optional redemption of such shares.

Putnam Municipal                        -3-                     April __, 1997
Opportunities Trust



different times. Consequently, holders of each series generally will be affected differently by market conditions and market fluctuations. (For example, the initial Applicable Dividend Rate for Series B shares will be [ ]% and for Series C shares will be [ ]%.)

     Notwithstanding the fact that the Applicable Dividend Rates for the three series of shares may differ, the Trust has represented that each outstanding share within each series of RP will receive the same dividends as every other outstanding share within the same series.

     One consequence of the fact that the Dividend Periods and Applicable Dividend Rates for the three series of RP may differ is that the price that a holder of a share of one series could expect to receive in a sale of its share between Remarketing Dates may be higher or lower than the price that a holder of a share of the other series could expect to receive.

     The holders of shares of one series will have no right to convert or exchange those shares for shares of any other series. Thus, for example, if a holder of Series A shares desired to receive dividends under the terms of Series B shares, the holder would have to purchase shares of Series B.

     Separate Remarketings will be conducted for each series of RP. Each share of RP will be subject to tender and dividend reset only during the Remarketing for the series of which it is a part, which Remarketing will occur at the end of each Dividend Period applicable to such share. Thus, on any given date, holders of shares of Series A, Series B and Series C RP, respectively, generally will have a different period of time remaining until the next Remarketing Date for their shares. In the event that the next Remarketing Date for each of either Series B or Series C RP and Series A RP will be on the same date, the length of the Dividend Periods for the two series will differ unless, as noted above, the Dividend Periods for the two series are both 28 days in length solely because the Dividend Period for one or both series either (i) commences during a Non-Payment Period or (ii) is a Dividend Period for which the Applicable Dividend Rate is the Maximum Dividend Rate. The Trust has further represented that the Dividend Periods for each of Series A, Series B and Series C RP will never be co-extensive unless the Trust has received a tax opinion that having such co-extensive periods will not affect this tax opinion. Accordingly, the opportunity for a holder of shares of RP to tender its shares generally will differ depending on the series of which its shares are a part.

     One consequence of the fact that separate Remarketings will be conducted for each series of RP will be that even if the Remarketing Agent is able to sell all shares tendered in a Remarketing for one series of shares at a price equal to their liquidation preference of $25,000, the Remarketing Agent will not necessarily also be able to sell, at a price equal to their liquidation preference of $25,000, all shares of the other series tendered to it in the Remarketing for such other series.

Putnam Municipal                        -4-                     April __, 1997
Opportunities Trust


     The opportunity for a holder of shares of RP to redeem its shares differs depending on the series of which such shares are a part. Shares of RP will be subject to redemption at the option of the Trust (to the extent permitted by the laws of the Commonwealth of Massachusetts and the 1940 Act), and the Trust may exercise such option as to one or both series of shares and as to some or all of the shares of each series. Any redemption of shares of a series of RP will take place on the next succeeding scheduled dividend payment date for such series.(3)

     The amount payable upon redemption or liquidation of a share will also depend upon the series of which the share is a part. More specifically, the amount payable on redemption or liquidation will in general equal the initial sales price of the share of RP (i.e., $25,000) plus any accumulated and unpaid dividends thereon, plus, in the case of an optional redemption, the premium, if any, resulting from the designation of a premium call period for the series of which the share is a part. As noted above, the Applicable Dividend Rates for the three series may vary due to the terms and market conditions particular to each series on their respective Remarketing Dates. Accordingly, since the amount of accumulated and unpaid dividends will at the time of redemption or liquidation of a share of RP depend on the series of which such share is part, and since, in the case of an optional redemption, one series of shares may be entitled to a premium while the other may not, shares of different series of the RP would in general be expected to have varying redemption and liquidation prices.

     Holders of shares of one series of RP will have voting rights that differ from those of the holders of any other series. The Bylaws of the Trust provide that, to the extent permitted under the 1940 Act, any action which may adversely affect a series of RP differently than the other series of RP must be approved by a majority of the outstanding shares of the potentially affected series. If the three series may be materially adversely affected in a substantially similar manner, the three series will vote together, and the action must be approved by a majority of the shares of the three series combined.(4) The Trust has represented that in accordance with these provisions it will not, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of RP:

--------

     (3) In certain circumstances in which certain asset coverage requirements are not met, there may be mandatory redemptions of shares of RP.

     (4) The holders of RP will vote together, separately from the common shareholders, in certain additional circumstances. For example, the holders of the shares of RP (together with holders of other preferred shares, if any) will be entitled to vote to elect two Trustees of the Trust and to approve or disapprove changes to the Trust's investment restrictions. In addition, a majority vote of the holders of shares of the three series of RP, voting together, separately from the common shareholders, will be required before the Trust may (i) authorize, create or issue, or increase or decrease the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation, or increase or decrease the number of authorized preferred shares (although the Trust may, to the extent of the amount of Preferred Shares authorized from time to time, issue additional shares of RP or other series of Preferred Shares on a parity with the RP with respect to payment of dividends and the distribution of assets on liquidation (including Preferred Shares with different dividend rates and periods) without such vote or consent); (ii) amend, alter or repeal the provisions of the Agreement and Declaration of Trust and the Bylaws, whether by merger, consolidation or otherwise, so as to affect materially and adversely any preference, right or power of such shares of RP or the Holders thereof; or (iii) take any other action (including without limitation bankruptcy proceedings) which under the 1940 Act requires such approval by the holders; provided that (i) the issuance of not more than the 6,000 shares of Preferred Shares presently authorized and
(ii) the creation and issuance of series of preferred shares ranking junior to the RP with respect to payment of dividends and the distribution of assets on liquidation, will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Trust not to satisfy the 1940 Act RP Asset Coverage or the RP Basic Maintenance Amount.

         No series of RP will have any voting rights relating to (i) changes in certain definitions of terms pertaining to the various asset coverage requirements and the Applicable Dividend Rate during a Non-Payment Period, (ii) the amendment, alteration or repeal of certain provisions concerning S&P's and Moody's restrictions on the Fund's investments in futures contracts, options and forward commitments, and (iii) the amendment, alteration or repeal of certain other restrictions and notice requirements imposed by S&P and Moody's, provided that the Trustees receive written confirmation from S&P and/or Moody's, as appropriate, that any such change, amendment, alteration, or repeal would not impair the ratings of any series of RP assigned by S&P and/or Moody's. The Trust has represented to us that limitations on voting rights of such a nature are not unusual for floating rate preferred shares such as the RP.

         Except as described above and in the text of this opinion, holders of shares of RP and common shares will generally vote together on Trust matters.

Putnam Municipal                        -5-                     April __, 1997
Opportunities Trust


     (a) authorize, create, issue, or increase or decrease the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation in a manner that could materially adversely affect the holders of such series of RP (except the Trust may, subject to the limitations of the Bylaws and Agreement and Declaration of Trust, issue additional shares of RP or other Preferred Shares, up to the 6,000 shares of Preferred Shares currently authorized, and the Trust may, in certain circumstances, redeem shares of RP);

     (b) take any action that would increase or decrease the aggregate number of authorized Preferred Shares, or increase or decrease the number of issued shares of Preferred Shares in a manner that could materially adversely affect the holders of RP (except that the Trust may, subject to the limitations of the Bylaws and Agreement and Declaration of Trust, issue additional shares of RP or other Preferred Shares, up to the 6,000 shares of Preferred Shares currently authorized, and the Trust may, in certain circumstances, redeem shares of RP);

     (c) take any action that would effect an exchange, reclassification, or cancellation of all or part of the shares of such series and that would materially adversely affect such series (other than through exercise of the Trust's redemption rights and obligations);

     (d) take any action pursuant to which the shares of such series would be exchanged for the shares of another association taxable as a corporation or corporation pursuant to a plan of share exchange if there were any potentially material adverse effect to the shareholders of such series that was materially different from the effect on shareholders of any other series;

     (e) take any action that would effect an exchange, or create a right of exchange, of all or part of the shares of another class or series for shares of such series and that would materially adversely affect such series;

     (f) take any action that would change the rights, powers or preferences of the shares of such series in a manner that would materially adversely affect such series;

     (g) take any action that would change the shares of such series, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same or another class or series and that would materially adversely affect such series; or

     (h) take any action that would cancel or otherwise affect dividends or distributions on the shares of such series when such dividends or distributions have accrued but have not been declared.

Summary of Applicable Law
-------------------------

     In order to satisfy the distribution requirement of section 852(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to eliminate its liability to pay corporate income tax for a given taxable year, a regulated investment company must be able to claim a "dividends-paid deduction" for such year, which deduction permits the regulated investment company to deduct from its taxable income the amount of income distributed to shareholders as one or more

Putnam Municipal                        -6-                     April __, 1997
Opportunities Trust


dividends in or with respect to such year. However, allowance of the dividends-paid deduction for a regulated investment company is subject to certain conditions. Specifically, Code section 561(b) provides that the rules of Code section 562 shall be applicable to a determination of whether a dividend qualifies for the dividends-paid deduction. The only portion of Code section 562 that presents any issue in the context of this opinion is Code section 562(c), which provides that the amount of any distribution shall not be considered as a dividend for purposes of computing the dividends-paid deduction unless such distribution is pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

     Section 1.562-2(a) of the Treasury Regulations provides in part that a corporation will not be entitled to a dividends-paid deduction for any distribution (i.e., dividend) upon a class of stock if there is distributed to any shareholder of such class (in proportion to the number of shares held by him) more or less than his pro rata part of the distribution as compared with the distribution made to any other shareholder of the same class (a "preferential dividend"). The regulation further provides that a corporation will not be entitled to a dividends-paid deduction in the case of any distribution upon a class of stock if there is distributed upon such class of stock more or less than the amount to which it is entitled as compared with any other class of stock (also a "preferential dividend"), and that a preferential dividend exists if any rights to preference inherent in any class of stock are violated. Under Code section 562(c) and the regulations thereunder, the disallowance, where any preferential dividend is deemed to have been paid, extends to the entire amount of the distribution and not merely to a part of such distribution.

     The term "class," as used in Code section 562(c), is not defined in the Code, applicable Treasury regulations or the legislative history of section 562(c). However, the legislative history, together with the applicable Treasury regulations, provides guidance as to what should be considered a class.

     The preferential dividend rule, which is now found in Code section 562(c), and which requires, among other things, that distributions to shareholders within a class be pro rata, was first introduced to the Internal Revenue Code in 1936 (see section 27(g) of the Revenue Act of 1936, Pub. L. No. 740, ch. 690, 49 Stat. 1648, 1665) to eliminate a tax avoidance scheme. In some states it was possible for a corporation to pay a dividend to a class of shareholders other than on a pro rata basis. Corporations eligible for the dividends-paid credit (the predecessor of the dividends-paid deduction in Code section 561) could, within the limits of state law, treat shareholders in the same class differently. They could pay persons in low tax brackets or with small stockholdings their dividends, but arrange to accrue dividends of other shareholders who would rather have their money stay in the corporation and be taxed at a lower corporate rate. These other shareholders could thus defer the payment of taxes on dividends due to them until such time as the dividends were actually distributed to them (at which time the corporation

Putnam Municipal                        -7-                     April __, 1997
Opportunities Trust


would claim a dividends-paid credit). The scheme proved to be an effective way for some shareholders to avoid taxes until the predecessor of section 562(c) was introduced to disallow a dividends-paid credit for non-pro rata distributions. Revenue Act of 1936: Hearing on H.R. 12395 before the Senate Comm. on Finance on April 25, 1936, 74th Cong., 2d Sess. 62 (1936).

     The current regulations under Code section 562 confirm that the pro rata rule was enacted to make certain that corporations could not claim a dividends-paid deduction for any distribution to a class that was not allocated pro rata among members of such class even if it was allowable under state law.
Section 1.562-2(b), Example (i), of the Treasury regulations.

     The term "preferential dividend" was first employed in the 1938 Code. The House Ways and Means Committee Report to the 1938 Code clarified that the provision applied to preferences within a class, as well as to preferences between classes (other than those preferences inherent in the rights of stock of such class):

          Subsection (h) of the bill, relating to "preferential dividends", has the same purpose as Section 27(g) of the existing law which disallows a dividends-paid credit for a distribution which is preferential. No dividends-paid credit should be allowed in the case of a distribution not in conformity with the rights of shareholders generally inherent in their stock holdings, whether the preferential distribution reflects an act of injustice to shareholders or a device acquiesced in by shareholders, rigged with a view to tax avoidance. The preference which prevents the allowance of a dividends-paid credit may be one in favor of one class of stock as well as one in favor of some shares of stock within one class. The provision has been expanded in this bill so as to leave no uncertainty as to its purpose in this respect. On the other hand, the words 'equal in amount', being regarded by the committee as surplusage in existing law and apparently being productive of some confusion, have been eliminated in the new provision in the interest of clarity. The committee believes that no distribution which treats shareholders with substantial impartiality and in a manner consistent with their rights under their stock-holding interest, should be regarded as preferential by reason of minor differences in valuations of property distributed.

H.R. Rep. No. 1860, 75th Cong., 3rd Sess. 23 (1938), reprinted in 1939-1 C.B. (Part 2) 728, 744. See also New York Stocks, Inc. v. Commissioner, 164 F.2d 75 (2d Cir. 1947); United Artists Theatre Circuit, Inc. v. Commissioner, 1 T.C. 424
(1943), acq. 1943 C.B. 23. There was, however, no indication of when two classes of shares would be considered separate and distinct for tax purposes, or under what circumstances a class would legitimately be entitled to a distribution different from that made to another class.

Putnam Municipal                        -8-                     April __, 1997
Opportunities Trust


     The legislative history of, and the regulations under, Code section 562(c) are clear that each shareholder within a class, as that term is used in Code section 562(c), has certain inherent rights. Each shareholder within a class has the right to receive the same distribution on each of his shares belonging to the class as every other shareholder within the class. In addition, the class has the right not to receive less than that to which it is entitled when compared to other classes. A "class" for purposes of section 562(c) is thus a group of shareholders whose rights are so closely aligned and so different from other shareholders' rights as to warrant a conclusion that members of the group should all be treated the same and should be protected against the infringement of shareholders outside the group with respect to distributions. Section 1.562-2(b), Example (3), of the Treasury regulations indicates that cumulative preferred and common stock may form two classes for these purposes. Among those characteristics that cause cumulative preferred shareholders to be viewed as a class separate from common shareholders would be their right to certain preferences on distributions, on redemption, and on liquidation, and their right to vote to protect those preferences.

     In order to determine whether the dividends to be paid by the Trust to the holders of its three series of RP will constitute preferential dividends under section 562(c) of the Code, the primary inquiry is whether shares of such series belong to different "classes" for purposes of applying that section. If they are separate "classes" of shares, the fact that the Applicable Dividend Rate for one series differs from that of the other series should not, by itself, cause the dividends paid on the different series to be preferential. In the case of the Trust, each series of preferred shares will be respected under applicable state law as having certain rights specific to it and its holders. Under applicable state law, each separate series of RP could have been designated as a separate class of shares. As noted above, each series of RP and the holders thereof will have separate and distinguishable dividend rights, redemption rights and liquidation rights. These separate rights and preferences are intended to be protected by the general right of the holders of any series of RP to vote separately on any modifications to the Trust's Agreement and Declaration of Trust and Bylaws or on any reorganization or any other action that could have a material adverse effect on their particular series that is different from the effect on the other series. We have examined applicable Massachusetts law, the Investment Company Act of 1940 and such other authority as we have deemed appropriate, and have concluded that the dividend, liquidation, redemption and voting rights of each series of RP are effective in all material respects as a matter of law. Under these circumstances, the three series of preferred shares should be regarded as separate classes for purposes of section 562(c) of the Code.(5)

--------

     (5) We note, moreover, that even if each separate series were not a separate class for federal income tax purposes, distributions on a series in accordance with the terms thereof would be in accordance with the rights and preferences of each shareholder and thus, consistent with the legislative history described above, might well not constitute preferential dividends in any event.

Putnam Municipal                        -9-                     April __, 1997
Opportunities Trust


     The legislative history to the predecessor of section 562, quoted above, confirms the conclusion that in each instance Series A, Series B and Series C RP should be regarded as different classes of stock for purposes of section 562(c) of the Code. Specifically, the legislative history to the predecessor of section 562 notes that the former dividends-paid credit should not be allowed "in the case of a distribution not in conformity with the rights of shareholders generally inherent in their stock holdings," and thus indicates that separate rights inherent in stock holdings that are supported by state law can form the basis of different classes of stock susceptible to different treatment without running afoul of the preferential dividend rule.

     Since the Trust has represented that each outstanding share within each series of RP will receive the same dividends as every other outstanding share within the same series and since each series should be regarded as a separate class for purposes of Code section 562(c), the requirement of Code section 562(c) that there be no preference as to any shares of stock as compared with other shares of the same class will be satisfied. In addition, the requirement of Code section 562(c) that there be no preference to one class of stock as compared with another class, except to the extent that the former is entitled to such preference, will also be satisfied since all distributions will be "in conformity with the rights of shareholders generally inherent in their stock holdings" (see the legislative history to the predecessor of Code section 562(c) and Rev. Rul. 74-177, 1974-1 C.B. 165, which explicitly allows a regulated investment company to have preferred and common shares without generating preferential dividend problems, modified by Rev. Rul. 89-81, 1989-1 C.B. 226, in certain other respects; see also Rev. Rul. 69-610, 1969-2 C.B. 149, to the effect that an unincorporated trust that issues two classes of shares of beneficial interest may continue to qualify as a real estate investment trust under Code section 856).(6)

     Finally, we note that Rev. Rul. 70-597, 1970-2 C.B. 146 and Rev. Rul. 74-177, supra, both as modified by Rev. Rul. 89-81, and Rev. Rul. 89-81, supra, all indicate that the payment of dividends on one class of shares that differ in amount, on a per share basis, from dividends paid on another class of shares, does not of itself give rise to preferential dividends within the meaning of
Section 562(c) of the Code.

Opinion
-------

     Based on our examination of the Registration Statement, and the Trust's Bylaws and Agreement and Declaration of Trust, as well as all other Exhibits to the Registration Statement,

--------

     (6) Indeed, under Treas. Reg. ss. 1.562-2(a), if the Fund were to pay identical dividends on each series of RP without regard to the different distribution rights described in the Fund's Agreement and Declaration of Trust and Bylaws, the Fund would probably be viewed as paying preferential dividends on the three series (which, as is noted in the text, should constitute three separate classes for this purpose).

Putnam Municipal                        -10-                     April __, 1997
Opportunities Trust


on the representations described above(7), on the results of inquiries into other facts and circumstances deemed relevant to us, on our assumption that all documents examined by us are true and complete, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic and were, to the extent required, duly executed, and that all statements set forth in such documents are accurate, on our assumption that the shares of RP constitute equity for federal income tax purposes, on the assumption that the Trust will be operated in accordance with the documents reviewed by us and representations received by us, and on the Code, Treasury regulations thereunder, Internal Revenue Service rulings and pronouncements, court decisions, and other applicable law as of the date hereof, we are of the opinion that the dividends paid by the Trust with respect to its three series of RP will not constitute preferential dividends within the meaning of section 562(c) of the Code, and will therefore qualify for the dividends-paid deduction of section 561 of the Code.

                                                     Very truly yours,


                                                     Ropes & Gray

JLY/ng:










--------

     (7) Our opinion assumes the truth of all representations made. To the extent any such representations are inaccurate, the Trust's Bylaws will control in determining the rights and obligations of the Trust and its shareholders, but the inaccuracy will affect your ability to rely on our opinion.